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EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

        On June 17, 2002, the board of directors of Aspen Technology, Inc. (the "Company"), upon the recommendation of its Audit Committee, dismissed Arthur Andersen LLP as the Company's independent public accountants and engaged Deloitte & Touche LLP, effective immediately, to serve as its independent public accountants for the fiscal year ending on June 30, 2002. For additional information, see the Company's Current Report on Form 8-K dated June 17, 2002 and filed with the Securities and Exchange Commission on June 18, 2002. The Company has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement of Andersen's audit report with respect to the Company's consolidated financial statements for the year ended December 31, 2001.

        Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement, which incorporates by reference Andersen's audit report referred to above, without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or for any omission of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report in this registration statement.

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NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP